Prospectus Supplement No. 4 To Prospectus dated April 19, 2024	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-276479

VOLATO GROUP, INC.

Up to 8,092,122 Shares of Common Stock
Up to 15,226,000 Warrants and
Up to 15,226,000 Shares of Common Stock Issuable Upon Exercise of the Warrants
Offered by the Selling Stockholders

We are supplementing the prospectus dated April 19, 2024, covering the offer and sale, from time to time, by the selling stockholders named in the prospectus, or any of their pledgees, donees, transferees, assignees and successors-in-interest and other permitted transferees that hold any of the selling stockholders’ interest in the shares of Class A common stock of Volato Group, Inc. (the “Common Stock”) and private warrants (the “Private Warrants” and together with the Public Warrants (as defined therein), the “Warrants”) after the date of the prospectus (“permitted transferees” and, collectively with such selling stockholders, the “Selling Stockholders”), of up to an aggregate of 23,318,122 shares of Common Stock, the issuance of which was previously registered on a Registration Statement on Form S-1 (File No. 333-276479).

This prospectus supplement supplements information contained in the prospectus dated April 19, 2024 and should be read in conjunction therewith, including any previous supplements and amendments thereto, which are to be delivered with this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated April 19, 2024, including any previous supplements and amendments thereto.

This prospectus supplement is being filed to update and supplement the information in the prospectus dated April 19, 2024 with information contained in our Current Report on Form 8-K, filed with the SEC on August 19, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 8 of the prospectus dated April 19, 2024 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement in truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 19, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM 8-K
_________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 19, 2024
_________________________________________________________
VOLATO GROUP, INC.
(Exact name of registrant as specified in its charter)
_________________________________________________________

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)
844-399-8998
Registrant’s telephone number, including area code
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01. Other Events.

On August 19, 2024, the Company announced further ongoing steps to enhance operational efficiency and profitability. As part of this strategy the Company will be removing five leased aircraft from its fleet with the anticipated delivery of new HondaJets and the current pace of demand growth. This action is expected to provide approximately $1.2 million per quarter in costs savings.

Item 9.01.       Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

10.1	Press release dated August 19, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 19, 2024

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer